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                                                                    EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                           PLENUM COMMUNICATIONS, INC.

                             A MINNESOTA CORPORATION


PLENUM COMMUNICATIONS, INC. herein restates its articles of incorporation pursuant to Subsection 5 of Section 302A.135 of the Minnesota Statutes.


                                   ARTICLE I.

                                      NAME

           1.1 The name of the Corporation shall be PLENUM COMMUNICATIONS, INC.


                                   ARTICLE II.

                           REGISTERED OFFICE AND AGENT

           2.1 The registered office of the Corporation in the State of Minnesota shall be in c/o CT Corporation System Inc. located at 405 Second Ave. S., Minneapolis, Minnesota 55401. The registered agent of the Corporation is CT Corporation System Inc.


                                  ARTICLE III.

                                    DURATION

           3.1 The duration of this Corporation shall be perpetual.


                                   ARTICLE IV.

                               PURPOSES AND POWERS

           The purposes and powers of the Corporation are:

           4.1 General business purpose.

           4.2 To develop, manufacture, trade and deal in and with goods and services of any kind and nature whatsoever, to acquire the assets, tangible or intangible, of any proprietorship, partnership or corporation, and to assume, in whole or in part, the liabilities or obligations of any such proprietorship,


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partnership or corporation; to acquire mining leases, options, interest in real estate, mining claims, patents and similar interests; to conduct drilling and exploration activities for the discovery and evaluation of mineral ore properties; to mine, mill, smelt and process mineral ore; to acquire mills, equipment, property, both real and personal, to carry out these purposes.

           4.3 To borrow money and issue, sell, or pledge bonds, promissory notes, bills of exchange, debentures, and other securities and obligations, and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by a mortgage, pledge, or otherwise, or unsecured.

           4.4 To purchase, hold, sell, and transfer shares of the capital stock, bonds, and other obligations of this Corporation from time to time to such extent, in such manner and upon such terms as its Board of Directors may determine.

           4.5 To subscribe for, purchase, or otherwise acquire, and hold with the same rights of ownership therein, including the right to vote, as may be permitted to natural persons, the shares, bonds, and obligations of any corporation organized under the laws of any state or the Federal government.

           4.6 To have and exercise all powers incident and necessary to effect all the purposes of the Corporation, including the acquisition, retention, improvement, selling, dealing in and exercising all rights of ownership over any and all kinds of personal and real property whatsoever and wheresoever situated.

           4.7 To have and exercise all the powers, rights and privileges now or hereafter conferred by the laws of the State of Minnesota, and to do all things set forth in these Articles to the same extent as natural persons might do.

           4.8 The foregoing purposes and powers shall be construed liberally and shall in no way be limited or restricted by reference to or inference from the enumeration of specific powers or any other clause or paragraph of these Articles.


                                   ARTICLE V.

                                 STATED CAPITAL

           5.1 The minimum amount of stated capital with which the Corporation will commence business is One Thousand ($1,000) dollars.


                                   ARTICLE VI.

                                  CAPITAL STOCK

           6.1 Authorized Capital Stock - The Corporation is authorized to issue 55,000,000 shares of its capital stock, which shall be divided into two classes known as Common Stock and Preferred Stock, respectively. No capital stock, after the amount of the subscription price or par value has been paid, is subject to assessment to pay the debts of the Corporation.


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           The total number of shares of Common Stock which the Corporation is authorized to issue is 50,000,000 with par value of $0.001 per share. The total number of shares of Preferred Stock which the Corporation is authorized to issue is 5,000,000 with a par value of $0.001 per share.

           The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in these Articles of Incorporation, to provide for the issuance of Preferred Stock in series and
(i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

           6.2 Voting Rights - Each holder of record of the common stock of the Corporation shall be entitled to one (1) vote for each share of common stock held by him at each meeting of the shareholders and in respect to any matter on which the shareholders have a right to vote. The right to vote shall be subject to the provisions of the by-laws of the Corporation in effect from time to time with respect to closing the transfer books and fixing a record date for the determination of shareholders entitled to vote. Cumulative voting for directors is not permitted.

           6.3 Pre-emptive Rights - The shareholders of the Corporation shall not have the pre-emptive right of subscription to any shares of common stock of the Corporation to be allotted or sold, or hereafter authorized, or any obligations or securities exchangeable for or convertible into stock of the Corporation of any class, including capital stock of the Corporation which has not yet been authorized.

           6.4 Stock Rights and Options - The Board of Directors shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock or any class or series, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.

           6.5 Dividends - The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus, legally available therefor, dividends, payable either in cash, in property, or in shares of the capital stock of the Corporation.

           6.6 Board of Directors' Powers - The common stock may be allotted as and when the Board of Directors shall determine, and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unallotted, any or all of the following: Dividend rate; redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class, or the number of shares constituting any series of any class.


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                                  ARTICLE VII.

                                    DIRECTORS

           7.1 The names and post office addresses of each member of the current Board of Directors, who shall serve until the next annual meeting of the shareholders or until their successors shall be elected and qualified are as follows:

                            Billy Anders
                            S. 2010 Overbluff Ct.
                            Spokane, WA  99203

                            Allen Ringer
                            1235 N. Post, Suite #207
                            Spokane, WA  99201

                            Sam Ringer
                            P.O. Box 1639
                            Mercer Island, WA  98040

                            Joseph Ringer
                            P.O. Box 1639
                            Mercer Island, WA  98040

                            Alan S. Dernbach
                            P.O. Box 1639
                            Mercer Island, WA  98040

                            Kurt Springman
                            P.O. Box 1639
                            Mercer Island, WA  98040

                            Jacob L. Smith
                            P.O. Box 1639
                            Mercer Island, WA  98040

           7.2 The Board of Directors is expressly authorized to make and alter bylaws of this Corporation subject to the power of the shareholders to adopt, amend or repeal the bylaws; provided, the Board of Directors shall not adopt, amend, or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors.


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                                  ARTICLE VIII.

                     VOLUNTARY TRANSFER OF CORPORATE ASSETS

           8.1 A majority of all the shareholders entitled to vote at any duly constituted meeting of the shareholders shall have the power to authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of this Corporation, including its good will, upon such terms and conditions and for such consideration as the Board of Directors deems advisable; to adopt or reject an agreement of consolidation or merger; provided, however, that notice of such proposal shall have been mailed to each shareholder entitled to vote at such meeting at least ten (10) days prior to such meeting, or the written consent of such shareholder is given to such action as provided by statute.


                                   ARTICLE IX.

                              AMENDMENT OF ARTICLES

           9.1 A majority of all shareholders entitled to vote at any duly constituted meeting of the shareholders shall have the power to amend, alter or repeal the Articles of Incorporation to the extent and the manner prescribed by the laws of the State of Minnesota.


DATED:                                    .
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LAURITZ O. FALK, Secretary


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